SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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XM Satellite Radio Holdings Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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XM SATELLITE RADIO HOLDINGS INC.

1500 Eckington Place, N.E.

Washington, DC 20002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 26, 2006

To our stockholders:

On behalf of the Board of Directors of XM Satellite Radio Holdings Inc., it is my pleasure to invite you to the Company’s 2006 annual meeting of stockholders. The annual meeting will be held on May 26, 2006, at 9:00 a.m., local time, at the Westin Embassy Row, 2100 Massachusetts Avenue, N.W., Washington, DC 20008. The annual meeting has been called for the following purposes:

1.	to consider and vote upon a proposal to elect eleven directors of XM Satellite Radio Holdings Inc.;

2.	to ratify the Board of Directors’ appointment of KPMG LLP as the independent registered public accounting firm of XM Satellite Radio Holdings Inc. for the 2006 fiscal year; and

3.	to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 14, 2006 will be entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

Gary M. Parsons

Chairman of the Board of Directors

Dated: April 25, 2006

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED.

XM SATELLITE RADIO HOLDINGS INC.

2006 Proxy Statement

XM SATELLITE RADIO HOLDINGS INC.

1500 Eckington Place, N.E.

Washington, DC 20002

Annual Meeting of Stockholders

May 26, 2006

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

We are furnishing this proxy statement in connection with the solicitation of proxies by the Board of Directors of XM Satellite Radio Holdings Inc. for use at our 2006 annual meeting of stockholders to be held on May 26, 2006, at 9:00 a.m., local time, at the Westin Embassy Row, 2100 Massachusetts Avenue, N.W., Washington, DC 20008.

We will pay the cost of all proxy solicitation. In addition to the solicitation of proxies by use of the mails, officers and other employees of XM Satellite Radio may solicit proxies by personal interview, telephone, facsimile and telegram. None of these individuals will receive compensation for such services, which will be performed in addition to their regular duties. We may also make arrangements with brokerage firms, banks, custodians, nominees and other fiduciaries to forward proxy solicitation material for shares held of record by them to the beneficial owners of such shares. We will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such material.

This proxy statement and the enclosed proxy card are first being mailed to our stockholders on or about April 25, 2006.

Who may vote at the Annual Meeting?

The Board of Directors has set April 14, 2006 as the record date for the Annual Meeting. If you were the owner of our Class A common stock or Series C preferred stock as of the close of business on April 14, 2006, you may vote at the Annual Meeting. You are entitled to one vote for each share of Class A common stock you held on the record date, including shares:

•	held directly in your name with our transfer agent as a “shareholder of record”; and

•	held for you in an account with a broker, bank or other nominee (shares held in “street name”).

Each holder of our Series C preferred stock is entitled to 169 votes for each proposal at the annual meeting for each share of Series C preferred stock held by such stockholder. As of March 31, 2006, there were 258,364,116 shares of Class A common stock and 79,246 shares of Series C preferred stock outstanding.

How many shares must be present to hold the Annual Meeting?

The holders of a majority of the voting rights of the shares of Class A common stock and Series C preferred stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or by proxy, will constitute a quorum at the annual meeting. A quorum must exist for our stockholders to vote on the proposals set forth in this proxy statement. Abstentions and any broker non-votes, which are described below, will be counted for purposes of determining the presence of a quorum at the annual meeting. Your shares are counted as present at the Annual Meeting if you:

•	are present and vote in person at the Annual Meeting; or

•	have properly submitted a proxy card prior to the Annual Meeting.

What proposals will be voted on at the Annual Meeting?

The items scheduled to be voted on at the Annual Meeting are:

•	the election of eleven directors to the Board of Directors for a one-year term, or until their respective successors are elected and qualified; and

•	the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.

We are not currently aware of any other business to be acted upon at the Annual Meeting. If any other matters are properly submitted for consideration at the Annual Meeting, including any proposal to adjourn the Annual Meeting, the persons named as proxies shall vote the shares represented thereby in their discretion.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote:

•	“FOR” the director nominees named in this Proxy Statement; and

•	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

How many votes are required to approve each proposal?

The affirmative vote of a plurality of the voting rights of the shares of Class A common stock and Series C preferred stock present or represented by Proxy at the Annual Meeting, voting together as a single class, is required to elect directors (Proposal 1).

The affirmative vote of a majority of the voting rights of the shares of Class A common stock and Series C preferred stock present or represented by Proxy at the Annual Meeting, voting together as a single class, is required to ratify the appointment of our independent registered public accounting firm for fiscal year 2006 (Proposal 2).

How are votes counted?

Votes cast in person or by proxy at the Annual Meeting will be tabulated by the inspector of election appointed for the Annual Meeting, who will determine whether or not a quorum is present. Votes may be cast for, against or as abstentions. Abstentions will be counted for purposes of determining the shares present or represented at the Annual Meeting and entitled to vote. Accordingly, abstentions will have the same effect as a vote against the proposal to ratify the Board of Directors’ appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2006 fiscal year (Proposal 2), but will not affect the proposal for election of directors (Proposal 1).

Broker-dealers who hold their customers’ shares in street name may, under the applicable rules of the exchange and other self-regulatory organizations of which the broker-dealers are members, sign and submit proxies for such shares and may vote such shares on routine matters, which under such rules, typically include the election of directors and in some cases amendment of stock plans. Broker-dealers may not vote such shares on other matters without specific instructions from the customers who beneficially own such shares. Proxies signed and submitted by broker-dealers that have not been voted on matters described in the previous sentence are referred to as broker non-votes. Broker non-votes on a particular matter are not deemed to be shares present and entitled to vote on such matters and, assuming the presence of a quorum, will not affect any of the proposals.

How do I vote my shares without attending the Annual Meeting?

A proxy for use at the annual meeting and a return envelope are enclosed. Shares of XM Satellite Radio Holdings Inc.’s Class A common stock represented by a properly executed proxy, if such proxy is received in time and not revoked, will be voted at the Annual Meeting according to the instructions indicated in the proxy. If no instructions are indicated, the shares will be voted “FOR” approval of each proposal considered at the Annual Meeting. Discretionary authority is provided in the proxy as to any matters not specifically referred to in the proxy. We are not aware of any other matters that are likely to be brought before the Annual Meeting. If any other matter is properly presented at the Annual Meeting for action, the persons named in the accompanying proxy will vote on such matter in their own discretion.

How do I vote my shares in person at the Annual Meeting?

Even if you plan to attend the Annual Meeting, we encourage you to vote by signing, dating and returning the enclosed proxy card so your vote will be counted if you are unable to, or later decide not to, attend the Annual Meeting. If you are a shareholder of record, you may vote in person by marking and signing the ballot to be provided at the Annual Meeting. If you hold your shares in “street name,” you must obtain a proxy in your name from your bank, broker or other shareholder of record in order to vote by ballot at the Annual Meeting.

What happens if my shares are held in more than one account?

If your shares are held in more than one account, you will receive a proxy card (or other voting instructions if your shares are held in street name) for each account. To ensure that all of your shares in each account are voted, you must sign, date and return each proxy card you receive.

May I revoke my proxy and change my vote?

You may revoke your proxy at any time before it is voted by:

•	properly submitting to us a duly executed proxy bearing a later date;

•	delivering a written notice of revocation bearing a later date than your proxy card to XM Satellite Radio Holdings Inc., 1500 Eckington Place, N.E., Washington, DC 20002, Attention: Secretary; or

•	voting in person at the Annual Meeting.

ELECTION OF DIRECTORS

(PROPOSAL 1)

The Board of Directors recommends the election as directors of the eleven nominees listed below. The eleven nominees, if elected, will hold office until the next annual meeting of stockholders and until their successors are elected and qualified or until their earlier death, resignation or removal. All but one of the nominees are incumbent directors.

It is intended that shares represented by Proxies in the accompanying form will be voted “FOR” the election of the nominees named below unless a contrary direction is indicated. If at the time of the 2006 Annual Meeting any of the nominees named below should be unable to serve, which event is not expected to occur, the discretionary authority provided in the Proxy will be exercised to vote for such substitute nominee or nominees, if any, as shall be designated by the Board of Directors.

The following table sets forth the name and age of each nominee for director, indicating all positions and offices with our company currently held by the director.

Name	Age	Position
Gary M. Parsons(4)	55	Chairman of the Board of Directors
Hugh Panero(4)	50	President, Chief Executive Officer and Member, Board of Directors
Nathaniel A. Davis(1)(3)	52	Member, Board of Directors
Thomas J. Donohue(2)(3)	67	Member, Board of Directors
Eddy W. Hartenstein(1)	55	Member, Board of Directors
George W. Haywood(4)	53	Member, Board of Directors
Chester A. Huber, Jr.	51	Member, Board of Directors
John Mendel	52	Member, Board of Directors
Jarl Mohn(2)(4)	54	Member, Board of Directors
Jack Shaw(1)(2)(3)	67	Member, Board of Directors
Jeffrey D. Zients	39	Nominee, Board of Directors

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating committee.
(4)	Member of the finance committee.

Set forth below are descriptions of the backgrounds and principal occupations of each of our directors and director nominees, and the period during which he has served as a director.

Gary M. Parsons has served as our Chairman of the Board of Directors since May 1997. He serves on the boards of WorldSpace Inc. and Canadian Satellite Radio Holdings Inc. and is Chairman and was previously Chief Executive Officer of Mobile Satellite Ventures L.P. Mr. Parsons was Chairman of the Board of Directors of Motient Corporation from March 1998 to May 2002. Mr. Parsons joined Motient in July 1996 and also served as its Chief Executive Officer and President. Previously, Mr. Parsons was with MCI Communications Corporation where he served in a variety of roles from 1990 to 1996, including most recently as Executive Vice President of MCI Communications, and as Chief Executive Officer of MCI’s subsidiary MCImetro, Inc. From 1984 to 1990, Mr. Parsons was one of the principals of Telecom*USA, which was acquired by MCI. Prior to the recruitment of Hugh Panero, Mr. Parsons served as our Chief Executive Officer.

Hugh Panero has served as a member of our Board of Directors and as President and Chief Executive Officer since June 1998. Mr. Panero has over 25 years experience building and managing entertainment distribution services. From 1993 to 1998, Mr. Panero served as President and Chief Executive Officer of Request TV, a national pay-per-view network owned by Liberty Media and Twentieth Century Fox. Prior to his

employment with Request TV, Mr. Panero spent ten years with Time Warner Cable where he was part of the team that built the cable systems serving parts of Queens and Brooklyn, New York. Mr. Panero held various positions with Time Warner Cable, including Vice President, Marketing. Mr. Panero serves on the board of directors of Vonage Holdings Corp.

Nathaniel A. Davis has served as a member of our Board of Directors since October 1999 and is currently managing director of Rannd Advisors, Oakton, Virginia. Until May 2003, Mr. Davis was President and Chief Operating Officer and a member of the board of directors of XO Communications Inc., formerly Nextlink Communications Inc. XO Communications filed a petition to reorganize under Chapter 11 of the U.S. Bankruptcy Code in June 2002 and completed its restructuring and emerged from Chapter 11 in January 2003. From October 1998 to December 1999, he was Executive Vice President of Nextel Communications where he had responsibility for the technical and engineering operations of Nextel’s nationwide switching and wireless communications network, billing and information technology systems. From August 1986 through September 1998, Mr. Davis served in a variety of senior engineering and finance roles at MCI, most recently as Senior Vice President and Chief Financial Officer of MCI Telecommunications. Mr. Davis serves on the board of directors of Mutual of America Capital Management Corporation.

Thomas J. Donohue has served as a member of our Board of Directors since October 1999. Mr. Donohue is President and Chief Executive Officer of the U.S. Chamber of Commerce, the world’s largest business federation, and has been active in national policy and non-profit operations for 30 years. From July 1984 through September 1997, Mr. Donohue served as President and Chief Executive Officer of the American Trucking Association. He serves on the board of directors of Union Pacific Corporation, Sunrise Senior Living Corporation and Marymount University.

Eddy W. Hartenstein has served as a member of our Board of Directors since May 2005. Mr. Hartenstein was the Vice Chairman and a member of the board of directors of The DIRECTV Group, Inc. (formerly Hughes Electronics Corporation) from December 23, 2003 until his retirement on December 31, 2004. Mr. Hartenstein served as Chairman and CEO of DIRECTV, Inc. from late 2001 to 2004 and as President of DIRECTV, Inc. from its inception in 1990 to 2001. Prior to 1990, Mr. Hartenstein served in various capacities for Hughes Communications, Inc., Equatorial Communications Services Company and Hughes Communications. Mr. Hartenstein also serves as a member of the board of directors of SanDisk Corporation, Thomson Multimedia and the Consumer Electronics Association. As of December 2005, Mr. Hartenstein also serves as the Chairman and Chief Executive Officer of HD Partners Acquisition Corporation.

George W. Haywood has been a private investor from 1998 to the present and has served as a member of our Board of Directors since May 2004. Mr. Haywood was the director of corporate and high yield bond investments at Moore Capital Management from 1994 to 1998, and prior to that Mr. Haywood held several positions with Lehman Brothers from 1982 to 1994, including Managing Director for corporate bond trading. He currently serves as a member of the Board of Directors for PingTones, a Voice over Internet Protocol telecommunications company in New York. Mr. Haywood also serves as a member of the Board of Trustees for New School University in New York, New York and as a member of the Governing Board of St. Albans School in Washington, DC.

Chester A. Huber, Jr. has served as a member of our Board of Directors since January 2002. Mr. Huber was named President of OnStar Corporation in December 1999 and was General Manager of the OnStar Division of General Motors Corporation from June 1995 until December 1999. He has held a variety of engineering, operations and marketing roles in his 32-year career with General Motors, including General Director of Aftermarket Parts and Services, and General Director of Sales, Marketing and Product Support for the Electro-Motive Division. Mr. Huber currently serves on a Federal Advisory Committee for the Centers for Disease Control (CDC).

John W. Mendel has served as a member of our Board of Directors since May 2005. Mr. Mendel is Senior Vice President, automobile operations of American Honda Motor Co., Inc., responsible for Product Planning,

Advertising, Marketing, Public Relations and Distribution for both Honda and Acura Automobile Divisions. Prior to joining American Honda in December 2004, Mr. Mendel served as Executive Vice President and Chief Operating Officer for Mazda North American Operations from January 2002 until November 2004. From 1976 to 2002, Mr. Mendel held numerous sales and marketing and management positions within Ford and Lincoln Mercury Divisions, Ford Customer Service and Ford of Europe.

Jarl Mohn, who has also been known as Lee Masters since his days in radio, is a private investor with over 20 years experience in radio and currently manages The Mohn Family Foundation, a philanthropic entity he and his wife created in 2000. He has served as a member of our Board of Directors since May 2004. Previously, Mr. Mohn was the founding President and Chief Executive Officer of Liberty Digital from January 1999 to April 2002. Prior to Liberty Digital, Mr. Mohn created E! Entertainment Television, serving as President and Chief Executive Officer for E! from January 1990 to December 1998. Before founding E!, Mr. Mohn was Executive Vice President and General Manager of MTV, a cable music television network. He currently serves as a member of the Board of Directors for E.W. Scripps Company and CNET.

Jack Shaw has served as a member of our Board of Directors since May 1997. Mr. Shaw served as Chief Executive Officer of Hughes Electronics Corporation from January 2000 until his retirement in December 2003 and served as Chief Executive Officer and Chairman of Hughes Network Systems, Inc. from 1987 and 1988, respectively, through January 2000. Previously, Mr. Shaw held senior management positions with companies including ITT Space Communications, Inc., Digital Communications Corporation and M/A-Com Telecommunications, Inc., which was acquired by Hughes Electronics Corporation in 1987. Mr. Shaw is a member of the Board of Directors of Globcomm Systems, Inc.

Jeffrey Zients leads an investment company that focuses on public and private small-cap companies. He served as the Chairman of the Board of The Advisory Board Company and Chairman of the Board of The Corporate Executive Board Company, two business-to-business content companies from June 2001 to November 2004 and January 2000 to April 2001, respectively. From July 1998 to June 2001, he served as Chief Executive Officer and from 1996 to July 1998 he served as Chief Operating Officer of The Advisory Board Company. Mr. Zients currently serves as a member of the Board of Directors for Revolution Health, a holding company investing in consumer-driven healthcare, Best Practices, a provider of emergency medicine outsourcing services and Timbuk2 Designs, a messenger bag and apparel retailer.

Director Designation Agreements

We have director designation agreements that contemplate election to our Board of Directors of members selected by each of General Motors and American Honda; the Chairman of the Board; a director who also serves as our President and Chief Executive Officer; and two directors of recognized industry experience and stature who are not affiliated with significant stockholders. Mr. Parsons is our Chairman of the Board; Mr. Panero is our President and Chief Executive Officer; Mr. Huber is the director selected by General Motors; and Mr. Mendel is the director selected by American Honda. Messrs. Davis and Donohue were appointed to our board as the two directors not affiliated with any significant stockholders. The director designation agreements will terminate upon unanimous consent of the parties.

Approval of Proposal

The affirmative vote of a plurality of the voting rights of the shares of Class A common stock and Series C preferred stock present or represented by Proxy at the Annual Meeting, voting together as a single class, is required to elect directors.

The Board of Directors recommends a vote FOR Proposal 1.

EXECUTIVE OFFICERS

The following table sets forth information concerning our executive officers. Officers are elected by and serve at the discretion of our Board of Directors.

Name	Age	Position
Dara F. Altman	47	Executive Vice President, Business and Legal Affairs
Stephen Cook	50	Executive Vice President, Sales and Marketing
Joseph J. Euteneuer	50	Executive Vice President, Chief Financial Officer
Stelios Patsiokas	51	Executive Vice President, Engineering and Technology
Joseph M. Titlebaum	43	General Counsel and Secretary
Erik Logan Toppenberg	35	Executive Vice President, Programming

Set forth below are descriptions of the backgrounds of each of our executive officers, other than Messrs. Parsons and Panero, whose positions and backgrounds are described above.

Dara F. Altman has served as our Executive Vice President, Business and Legal Affairs since January 2006. Previously, Ms. Altman was Executive Vice President of Business Affairs for Discovery Communications from 1997 to 2005, where she oversaw all business negotiations for Discovery’s global television assets, representing expenditures of more than $750 million annually across a broad range of business activities, including its domestic television networks, Discovery Channel, TLC and Animal Planet, as well as its education business and online and commerce activities. Prior to joining Discovery Communications, Ms. Altman served as Senior Vice President and General Counsel of Reiss Media Enterprises from 1993 to 1997, which owned Request TV, a national pay-per-view service. Before Request TV, Ms. Altman served as counsel for Home Box Office and started her career as a corporate and securities lawyer at Willkie, Farr & Gallagher LLP.

Stephen Cook has served as our Senior Vice President, Sales and Marketing since February 1999 and was promoted to Executive Vice President, Sales and Marketing in January 2002. Previously, Mr. Cook was Chief Operating Officer for Conxus Communications, where he successfully launched its portable voice messaging product, Pocketalk, in the top 12 United States markets. From 1990 to 1997, Mr. Cook held key management positions with GTE’s cellular operations, including VP of Marketing and President of the Southeast region. Prior to that time, Mr. Cook also spent five years in brand management with Procter & Gamble and has more than 15 years of experience with launching and marketing new consumer products.

Joseph J. Euteneuer has served as our Executive Vice President, Chief Financial Officer since June 2002. Previously, Mr. Euteneuer was Executive Vice President and Chief Financial Officer of Broadnet Europe, a subsidiary of Comcast Corporation, from 2000 to 2002. Mr. Euteneuer joined Comcast in 1989 and served as its Vice President & Corporate Controller prior to joining Broadnet Europe. Mr. Euteneuer is a certified public accountant.

Stelios Patsiokas has served as our Senior Vice President, Technology since October 1998 and was promoted to Executive Vice President, Engineering and Technology in January 2002. Previously, Dr. Patsiokas was with Motorola, Inc., where he served in a variety of consumer electronics design and development roles since 1979. Since 1996, Dr. Patsiokas was Director of Product Development, for Motorola’s Messaging Systems Product Group, where he was involved with developing the PageWriterTM 2000 two-way messaging device. Dr. Patsiokas holds over 28 United States patents.

Joseph M. Titlebaum has served as our General Counsel and Secretary since September 1998. From 1990 to 1998, Mr. Titlebaum was an attorney with the law firm of Cleary, Gottlieb, Steen & Hamilton. With a specialty in telecommunications ventures, Mr. Titlebaum has expertise in structuring, negotiating and implementing corporate finance and mergers and acquisitions transactions.

Erik Logan Toppenberg has served as Executive Vice President of Programming since August 2004. Mr. Toppenberg is a 19-year radio industry veteran and served as President of Programming at Citadel Broadcasting from July 2003 to July 2004. Mr. Toppenberg was Vice President of Programming at Infinity Broadcasting from February 2003 through July 2003. Prior to his position at Infinity, Mr. Toppenberg served as Vice President, Operations at award-winning country radio station WUSN-FM in Chicago from April 2002 through January 2003, and was Operations Manager for various stations in Tampa, FL from 1998 through March 2002.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The information presented under “Principal Stockholders” and “Security Ownership of Directors and Executive Officers” below regarding beneficial ownership of the common stock has been presented in accordance with the rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes any shares as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any stock option or other right.

As of March 31, 2006, there were 258,364,116 shares of Class A common stock outstanding.

Principal Stockholders

The following table presents, as of March 31, 2006, information based upon our records and filings with the SEC regarding each person known to us to be the beneficial owner of more than 5% of our Class A common stock:

Beneficial Owners of More Than 5%:	Number of Class A Shares		Percentage of Total Class A Shares	Voting Percentage†
American Honda Motor Co., Inc.	29,369,869	(1)	11.4%	3.1%
AXA Assurances I.A.R.D. Mutuelle AXA Assurances Vie Mutuelle AXA Courtage Assurance Mutuelle AXA AXA Financial, Inc.	16,374,759	(2)	6.3%	6.0%
Wellington Management Co. LLP	13,867,132	(3)	5.4%	5.1%
The TCW Group, Inc.	13,786,473	(4)	5.3%	5.1%
Delaware Management Holdings Delaware Management Business Trust	12,952,092	(5)	5.0%	4.8%

†	Does not include shares of Class A common stock with respect to which the stockholder has no voting power or non-voting securities that are convertible into shares of Class A common stock.
(1)	Includes 20,917,351 shares issuable upon conversion of 10% senior secured discount convertible notes due 2009 and 8,452,519 shares issuable upon conversion of Series C convertible preferred stock and accrued dividends. The address of American Honda Motor Co., Inc. is 1919 Torrance Blvd., Torrance, CA 90501.
(2)	Based on information provided in a Schedule 13G filed jointly by AXA Financial, Inc., AXA (which owns AXA Financial, Inc.) and AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, collectively the Mutuelles AXA (which as a group controls AXA), on February 14, 2006. AXA Financial, Inc. beneficially owns 16,281,969 shares. The address of AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle is 26, rue Drouot, 75009 Paris, France. The address of AXA is 25, avenue Matignon, 75008 Paris, France. The address of AXA Financial, Inc. is 1290 Avenue of the Americas, New York, NY 10104.
(3)	Based on information provided in a Schedule 13G filed on March 10, 2006. The address of Wellington Management Co. LLP is 75 State Street, Boston, MA 02109.
(4)	Based on information provided in a Schedule 13G filed on March 10, 2006. Includes 1,500 shares issuable upon conversion of 1.75% Convertible Senior Notes due 2009 held indirectly by the reporting persons. The address of The TCW Group, Inc. is 865 Figueroa Street, Los Angeles, CA 90017.
(5)	Based on information provided in a Schedule 13G filed jointly by Delaware Management Holdings and Delaware Management Business Trust on February 9, 2006. Delaware Management Holdings and Delaware

Management Business Trust each have sole voting and dispositive power with respect to the entire number of these shares. Lincoln Management Holdings is the ultimate parent of Delaware Management Business Trust. The address of Delaware Management Holdings and Delaware Management Business Trust is 2005 Market Street, Philadelphia, PA 19103.

Security Ownership of Directors and Executive Officers

The following table presents, as of March 31, 2006, information regarding the beneficial ownership of Class A common stock by each of our directors and executive officers named in the summary compensation table that appears below under the caption entitled “Executive Compensation and Other Information” and all of our directors and executive officers as a group:

Name	Number of Class A Shares Beneficially Owned		Percentage of Total Class A Shares
Directors and Named Executive Officers
Gary M. Parsons	1,890,668	(1)	*
Hugh Panero	1,442,962	(2)	*
Nathaniel Davis	90,257		*
Thomas R. Donohue	76,757		*
Eddy W. Hartenstein	10,000		*
George W. Haywood	3,792,429	(3)	1.5%
Chester A. Huber, Jr.	—		*
John W. Mendel	—		*
Jarl Mohn	20,500		*
Jack Shaw	46,757		*
Joseph J. Euteneuer	664,025	(4)	*
Stephen Cook	580,434	(4)	*
Stelios Patsiokas	610,378	(4)	*
All directors and executive officers as a group (16 persons)	9,936,786	(5)	3.8%

*	Less than 1%.
(1)	Does not include 583,333 shares issuable upon exercise of options that are not exercisable within 60 days. A trust for the benefit of Mr. Parsons’ children, of which Mr. Parsons’ spouse is the trustee, owns 16,179 shares. Mr. Parsons disclaims beneficial ownership of these interests.
(2)	Does not include 566,667 shares issuable upon exercise of options that are not exercisable within 60 days.
(3)	Includes 2,928,429 shares issuable upon conversion of 10% senior secured discount convertible notes due 2009. Includes 30,000 shares held by Mr. Haywood’s spouse and 9,000 shares held by Mr. Haywood’s children, of which Mr. Haywood disclaims beneficial ownership.
(4)	Does not include 33,333 shares issuable upon exercise of options that are not exercisable within 60 days with respect to Mr. Euteneuer. Does not include 33,333 shares issuable upon exercise of options that are not exercisable within 60 days with respect to Mr. Cook. Does not include 33,333 shares issuable upon exercise of options that are not exercisable within 60 days with respect to Mr. Patsiokas.
(5)	Does not include 2,445,300 shares issuable upon exercise of options that are not exercisable within 60 days.

Shareholders and Noteholders Agreement

We have entered into a shareholders and noteholders agreement with American Honda, General Motors, George Haywood and the investors that participated in our January 2003 financing transactions. The parties to the shareholders and noteholders agreement also have the right to participate in any of our future private financings to the extent necessary to maintain their pro rata fully diluted ownership percentage. The shareholders and noteholders agreement will terminate upon unanimous consent of the parties.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

The Board of Directors has the authority to manage our business and affairs. Our Restated Bylaws and applicable law permit the Board to establish committees from among its members and delegate authority to these committees for various purposes. In addition, the Bylaws provide that the Board must annually appoint officers to manage the affairs of our company on a day to day basis as set forth in the Bylaws or as otherwise directed by the Board. All members of the Board of Directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. During the fiscal year ended December 31, 2005, there were a total of 12 meetings held by the Board of Directors. In 2005, all director nominees serving on our Board, other than Mr. Mendel, attended 75% or more of all Board Meetings and all meetings of the committees on which they served.

Independent Directors

The Board of Directors has determined that, with the exception of Messrs. Parsons and Panero, both of whom are employees of XM Satellite Radio, and Messrs. Huber and Mendel, who are employees of General Motors and American Honda, respectively, all of its members are “independent directors” as that term is defined in the listing standards of The NASDAQ Stock Market.

Committees

The Board of Directors has established compensation, audit, nominating and finance committees. Each committee reports to the Board of Directors. The reports of each of the compensation committee and the audit committee to the Board of Directors are contained herein.

Compensation Committee. The compensation committee currently consists of Messrs. Donohue, Mohn and Shaw, each of whom is independent within the meaning of the rules of The NASDAQ Stock Market. The compensation committee is responsible for determining and paying compensation, salaries, annual bonuses, stock grants and benefits to officers, directors and employees. A report of the compensation committee is included elsewhere in this proxy statement under the caption “Report of the Compensation Committee of the Board of Directors of XM Satellite Radio Holdings Inc. on Executive Compensation.” This report is not deemed filed with the SEC and is not incorporated by reference in any filing of our company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in any such filing.

Audit Committee. The audit committee, currently consisting of Messrs. Davis, Hartenstein and Shaw, reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters. These matters include the selection and oversight of our internal and external auditors and review of our accounting books, records and policies, our procedures for addressing material risks, our financial statements, the appropriateness of our accounting principles and related party transactions. A report of the audit committee is included elsewhere in this proxy statement under the caption “Report of the Audit Committee of the Board of Directors of XM Satellite Radio Holdings Inc.” This report is not deemed filed with the SEC and is not incorporated by reference in any filing of our company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in any such filing.

The NASDAQ Stock Market and the Securities and Exchange Commission impose strict independence requirements for all members of the audit committee. In addition to meeting Nasdaq’s tests for director independence generally, directors on audit committees must meet two basic criteria set forth in the SEC’s rules. First, audit committee members are barred from accepting—directly or indirectly—any consulting, advisory or other compensatory fee from the issuer or an affiliate of the issuer, other than in the member’s capacity as a member of the board and any board committee. The second basic criterion for determining independence provides that a member of an audit committee may not be an affiliated person of the issuer or any subsidiary of the issuer apart from his or her capacity as a member of the board and any board committee. The Board has determined that each member of the Audit Committee meets these independence requirements, in addition to the independence criteria established by Nasdaq for listed company board members generally. The Board has determined that each of the Audit Committee’s members qualifies as an audit committee financial expert, as that term is defined under the SEC rules.

Nominating Committee. The nominating committee, consisting of Messrs. Davis, Donohue and Shaw, evaluates director nominee candidates and nominates individuals for election to the Board and to serve as committee members. Each member of this committee is independent within the meaning of the Nasdaq rules requiring members of nominating committees to be independent. This committee met one time during 2005. The nominating committee recommended the nominations at its April 2006 meeting of all of the individuals set forth in Proposal 1 of this proxy statement.

The nominating committee charter sets forth certain criteria for the committee to consider in evaluating potential director nominees. In order for the Board to have a substantial degree of independence from management, a majority of directors must be independent of management, in both fact and appearance, and must satisfy the independence criteria of The NASDAQ Stock Market. The nominating committee considers whether director candidates have relevant experience and monitors the mix of skills and experience of directors in order to assure that the Board has the necessary tools to perform its oversight function effectively. The committee evaluates potential candidates against these requirements and objectives.

The nominating committee relies primarily on recommendations from management and members of the Board to identify director nominee candidates. However, the committee will consider timely written suggestions from stockholders. Stockholders wishing to suggest a candidate for director nomination for the 2007 annual meeting should mail their suggestions to XM Satellite Radio Holdings Inc., 1500 Eckington Place, N.E., Washington, DC 20002, Attn: Secretary. Suggestions must be received by the Secretary of the Company no later than 120 days prior to the anniversary of the Company’s proxy statement issued in connection with the prior year’s annual stockholders’ meeting.

The written charters governing the Audit Committee, the Compensation Committee and the Nominating Committee are posted on the Corporate Governance page of our website at http://www.xmradio.com. You may also obtain a copy of any of these documents without charge by writing to: XM Satellite Radio Holdings Inc., 1500 Eckington Place, N.E., Washington, DC 20002, Attn: Secretary.

Finance Committee. The finance committee, formed in January 2003, currently consists of Messrs. Panero, Parsons, Haywood and Mohn. The finance committee reviews, evaluates and makes recommendations to the Board of Directors with respect to financing opportunities.

Communicating with the Board

We invite shareholders and other interested parties to communicate any concerns they may have about our company directly and confidentially with the non-management directors as a group by writing to the Non-Management Directors, c/o Secretary, XM Satellite Radio Holdings Inc., 1500 Eckington Place, N.E., Washington, DC 20002. It is our policy that our directors attend the annual shareholders meeting. All of our directors attended last year’s annual shareholders meeting.

Ethics

Our code of ethics sets forth our policies and expectations and applies to every XM director, officer and employee. Our code of ethics addresses a number of topics, including conflicts of interest, relationships with others, corporate payments, disclosure policy, compliance with laws, corporate opportunities and the protection and proper use of our assets.

Our code of ethics is available on the Corporate Governance page of our website at http://www.xmradio.com. You may also obtain a copy of our code of ethics without charge by writing to: XM Satellite Radio Holdings Inc., 1500 Eckington Place, N.E., Washington, DC 20002, Attn: Secretary. Any additions or amendments to our code of ethics, and any waivers of our code of ethics for executive officers or directors, will be posted on the Corporate Governance page of the Company’s website and similarly provided without charge upon written request to this address.

Director Compensation

In 2005, our independent directors (as determined by our Board of Directors) received an annual retainer fee of $15,000, $2,000 for every meeting attended in person and $500 for every meeting attended telephonically. We also reimbursed reasonable travel expenses incurred in connection with attendance at board meetings. Independent directors received $5,000 per year for each board committee on which they serve, $10,000 for serving as the chair of a committee and $15,000 for serving as the chair of the Audit Committee. Our director compensation and reimbursement policy has not changed for 2006.

In April 2005, we granted each non-employee director an immediately exercisable ten-year option to purchase 10,000 shares of our Class A common stock at $26.82 per share. Mr. Huber elected to forego receipt of these options. In May 2005, we granted an immediately exercisable ten-year option to purchase 10,000 shares of our Class A common stock at $31.64 per share to Mr. Hartenstein, who joined the board at that time. Mr. Mendel, who also joined the board in May 2005, elected to forego receipt of these options.

In April 2006, we granted each non-employee director an immediately exercisable ten-year option to purchase 10,000 shares of our Class A common stock at $22.46 per share. Mr. Huber and Mr. Mendel elected to forego receipt of these options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with General Motors and OnStar

Distribution Agreement

We have a long-term distribution agreement with OnStar, a subsidiary of General Motors. During the term of the agreement, which expires twelve years from the commencement date of our commercial operations, GM has agreed to distribute our service to the exclusion of other S-band satellite digital radio services. We will also have a non-exclusive right to arrange for the installation of XM radios included in OnStar systems in non-GM vehicles that are sold for use in the United States. The agreement was amended in June 2002 and January 2003 to clarify certain terms in the agreement, including extending the dates when certain initial payments are due to GM and confirming the date of our commencement of commercial operations, and to provide that we may make certain payments to GM in the form of indebtedness or shares of our Class A common stock. Our total cash payment obligations were not increased. Under the distribution agreement, we are required to make a subscriber acquisition payment to OnStar for each person who becomes and remains an XM subscriber through the purchase of a GM vehicle. In April 2006, we amended the distribution agreement to provide that subject to raising the necessary financing on terms acceptable to us (which we expect to obtain on or about May 1, 2006), we will make a prepayment in the amount of approximately $240 million to retire approximately $320 million of fixed payment obligations that would have come due in 2007, 2008 and 2009. The amendments also provide that, subject to the completion of our proposed refinancing transactions, our ability to make up to $35 million of subscriber acquisition payments in stock will be eliminated. As referred to below, the size of our credit facility will increase from $100 million to $150 million.

In order to encourage the broad installation of XM radios in GM vehicles, we have agreed to subsidize a portion of the cost of XM radios, and to make incentive payments to GM when the owners of GM vehicles with installed XM radios become subscribers to our service. We must also share with GM a percentage of the subscription revenue attributable to GM vehicles with installed XM radios, which percentage increases until there are more than eight million GM vehicles with installed XM radios (at which point the percentage remains constant). As part of the agreement, OnStar provides certain call-center related services directly to XM subscribers who are also OnStar customers and we must reimburse OnStar for these XM-related call center services. The agreement is subject to renegotiation at any time based upon the installation of radios that are compatible with a common receiver platform or capable of receiving Sirius Satellite Radio’s service. The agreement is subject to renegotiation if as of November 2005, and at two-year intervals thereafter, GM does not achieve and maintain specified installation levels of GM vehicles capable of receiving our service. The specified installation level of 1,240,000 units by November 2005 was achieved in 2004. The specified installation levels in future years are the lesser of 600,000 units per year or amounts proportionate to target market shares in the satellite digital radio service market. There can be no assurances as to the outcome of any such renegotiations. GM’s exclusivity obligations will discontinue if, by November 2007 and at two-year intervals thereafter, we fail to achieve and maintain specified minimum market share levels in the satellite digital radio service market.

Financing Agreements

GM Credit Facility. General Motors has provided us with a $100.0 million Senior Secured Credit Facility, maturing in December 2009, that enables us to make monthly draws to finance payments that become due under the distribution agreement and other GM payments. We amended this facility in January 2004 to permit us to repay and reborrow under the facility and reduce the interest rate from a rate of 10% over LIBOR to 8% over LIBOR. We and XM Satellite Radio Inc. are co-borrowers under this credit facility. We had no outstanding balance under this facility as of December 31, 2005. The outstanding principal amount of all draws will be due December 31, 2009 and bear interest at LIBOR plus 8%. We have the option to prepay all draws in cash in whole or in part at any time and re-borrow any prepaid amounts. Beginning in 2005, we are required to prepay the amount of any outstanding advances in an amount equal to the lesser of (i) 50% of our excess cash and (ii) the amount necessary to prepay the draws in full.

The credit facility is currently equal in right of payment to, and secured by substantially all of our assets on a shared basis with, our other senior secured indebtedness. XM Satellite Radio Inc.’s subsidiary, XM Equipment Leasing LLC, guarantees our and XM Satellite Radio Inc.’s obligations under this credit facility.

In April 2006, we amended the credit facility to provide that, subject to the completion of our proposed refinancing of existing senior secured indebtedness, the size of the facility will increase from $100 million to $150 million. In addition, the GM facility would terminate if we achieve investment grade status. The amendments also provide that in the event that we enter into a secured credit facility, the security arrangements on the GM facility will be unsecured until the first draw under that facility and then secured on a second priority basis behind the secured indebtedness permitted to be incurred under the new credit facility.

In order to make draws under the credit facility, we are required to have a certain minimum number of subscribers that are not originated by GM and a minimum pre-marketing cash flow.

In January 2003, as consideration for GM entering into the credit facility, we issued to GM a warrant to purchase 10 million shares of our Class A common stock at an exercise price equal to $3.18 per share, which GM exercised in April 2004. General Motors subsequently transferred these shares to the Sub-Trust of the General Motors Welfare Benefit Trust in December 2004.

Bandwidth

We have agreed to make bandwidth available to OnStar Corporation under our distribution agreement with OnStar for audio and data transmissions to owners of XM-enabled GM vehicles, regardless of whether they are XM subscribers. We can use the bandwidth until it is actually used by OnStar. OnStar’s use of our bandwidth must be in compliance with applicable laws, must not compete or adversely interfere with our business, and must meet our quality standards. We have also granted to OnStar a certain amount of time to use our studios on an annual basis. In addition, we have agreed to provide certain of our audio content for distribution on OnStar’s telematics services.

Relationship with American Honda

Consent rights under Series C preferred stock. American Honda holds approximately 63% of our outstanding Series C convertible preferred stock, which is currently redeemable with 30 days notice. Under the terms of the Series C preferred stock, the consent of holders of at least 60% of the Series C preferred stock is required before we can take certain actions, including issuances of additional equity securities and redemptions of our outstanding debt and equity securities. The consent of holders of at least 60% of the Series C preferred stock is also required to issue equity securities on a parity with or that have a preference over the Series C preferred stock; incur indebtedness with financial or operational covenants; redeem or repurchase securities that are junior to or on a parity with the Series C preferred stock; enter into certain transactions with affiliates other than on an arms-length basis, merge or sell all or substantially all of our assets or change the principal nature of our business. Effectively we need the consent of American Honda to raise additional equity capital or retire debt securities either through exchanges for equity securities or redemptions. Over the past few years we have obtained consents from American Honda for each of these actions.

Consent rights of holders of 10% Notes under Shareholders and Noteholders Agreement. We are party to a shareholders and noteholders agreement with certain of our investors, including American Honda, General Motors and George Haywood. Under that agreement, the original holders of our 10% senior secured discount convertible notes due 2009, which include American Honda and George Haywood, had various consent rights similar to those of the Series C preferred stock. As of December 31, 2005, those consent rights terminated because less than 50% of the notes continued to be held by original noteholders.

Bandwidth. We have agreed to make a certain amount of our bandwidth available to American Honda. We can use the bandwidth until it is actually used by American Honda. American Honda’s use of our bandwidth must be in compliance with applicable laws, must not compete or adversely interfere with our business, and must meet our quality standards. This agreement remains in effect so long as American Honda holds a certain amount of its investment in us.

Registration Rights Agreement

Under a registration rights agreement with American Honda, General Motors and the investors that participated in our January 2003 financing transactions, we have filed registration statements covering the Class A common stock underlying the securities issued to these parties and other investors. Certain of these investors are subject to securities law restrictions in selling our securities without an effective registration statement in place. Most of the parties to the agreement ceased to have registration rights in January 2005 because their securities now may be sold under Rule 144(k) under the Securities Act of 1933, as amended.

Shareholders and Noteholders Agreement

We are party to a shareholders and noteholders agreement with American Honda, General Motors and the investors that participated in our January 2003 financing transactions, which is further described above under the caption “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters—Shareholders and Noteholders Agreement.”

Director Designation Agreements

We are party to director designation agreements under which members selected by General Motors and American Honda have been elected to our Board of Directors. These provisions are described above under the caption “Election of Directors—Director Designation Agreements.”

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table sets forth the compensation paid to our Chief Executive Officer, our Chairman and each of our other three most highly compensated executive officers for 2005, referred to collectively as the named executive officers:

Summary Compensation Table

	Year	Annual Compensation					Long-Term Compensation Awards
Name and Principal Position(s)		Salary	Bonus	Other(1)			Restricted Stock Awards			Class A Shares Underlying Options
Gary Parsons Chairman	2003 2004 2005	$250,000 309,711 419,904	$500,000 418,800 450,000	$	— 3,168 5,500		$	— — —		400,000 1,000,000 —

Hugh Panero President and Chief Executive Officer	2003 2004 2005	412,000 476,854 569,903	412,000 575,850 600,000		4,500 5,668 8,846,665	(3)		— — —		350,000 950,000 —

Stephen Cook Executive Vice President, Sales, Marketing and Customer Operations	2003 2004 2005	296,846 308,720 350,000	125,150 134,849 139,720		5,500 5,668 1,601,711	(4)		— — 1,402,000	(2)	200,000 100,000 —

Joseph J. Euteneuer Executive Vice President, Chief Financial Officer	2003 2004 2005	342,207 376,704 393,250	134,008 143,694 138,109		20,759 3,987 3,313			— — 1,402,000	(2)	200,000 100,000 —

Stelios Patsiokas Executive Vice President, Engineering and Technology	2003 2004 2005	271,920 300,009 350,000	122,799 134,644 139,720		5,500 6,039 1,877,625	(5)		— — 1,402,000	(2)	200,000 100,000 —

(1)	“Other” compensation includes the value realized from stock option exercises, moving expenses, health club memberships, 401(k) plan contributions and other taxable expenses.
(2)	The dollar amount equals the number of shares of restricted stock granted (50,000) multiplied by the stock price on the grant date ($28.04). The valuation does not take into account the diminution in value attributable to the restrictions applicable to the shares. The restricted stock awards vest in equal amounts over a 3-year period.
(3)	Includes $8,841,165 realized (sales price less per share exercise price) from the exercise of options (granted in previous years and exercised in 2005) to purchase 413,334 shares of Class A common stock.
(4)	Includes $1,596,211 realized (sales price less per share exercise price) from the exercise of options (granted in previous years and exercised in 2005) to purchase 78,514 shares of Class A common stock.
(5)	Includes $1,873,437 realized (sales price less per share exercise price) from the exercise of options (granted in previous years and exercised in 2005) to purchase 103,514 shares of Class A common stock.

In March 2006, we granted 150,000 restricted shares to each of Mr. Parsons and Mr. Panero, 100,000 restricted shares to Mr. Patisiokas, and 75,000 restricted shares to each of Mr. Cook and Mr. Euteneuer. Those executives have also agreed with XM that other than to fund tax payments, vested shares of restricted stock may not be sold until the first to occur of: (i) the average closing price of the Class A common stock over a seven trading day period equaling or exceeding $30, or (ii) seven years having elapsed since the date of grant.

Employment Agreements

Chairman of the Board. Gary Parsons is employed as our Chairman of the Board of Directors for a term of three years under an employment agreement effective August 6, 2004. His employment agreement calls for

Mr. Parsons to receive a base salary of at least $400,000 annually, with increases on each anniversary of the effective date to $450,000 and $475,000, respectively. Mr. Parson’s bonus will be determined by the Board of Directors.

Under Mr. Parsons’ employment agreement and pursuant to the XM Satellite Radio Holdings Inc. 1998 Shares Award Plan, on August 6, 2004, we granted to Mr. Parsons a 10-year option to purchase 750,000 shares of XM Class A common stock at an exercise price of $24.43 per share, the closing price of our Class A common stock on the date of the grant. This option vests in equal installments on each of the first, second and third anniversaries of the date of grant, subject to acceleration under certain conditions. In addition, for seven years following the effective date of the employment agreement, Mr. Parsons may not sell shares issued upon exercise of this option if the current trading price of our Class A common stock does not represent at least a 10% increase over the exercise price.

In the event of termination of Mr. Parsons’ employment without cause or if Mr. Parsons resigns for good reason, including a change of control, we will continue to pay Mr. Parsons’ base salary, if any, and discretionary bonus and will continue to make available all applicable benefits for two years from the date of termination. In addition, all options granted to Mr. Parsons would vest immediately and remain exercisable for eighteen months. If we offer to renew Mr. Parsons’ employment agreement but his employment nevertheless terminates, all vested options, including those scheduled to vest on August 6, 2007 will remain exercisable for three months but all other non-vested options would be forfeited. If we do not offer to renew Mr. Parsons’ employment agreement, all options previously granted will vest immediately and remain exercisable for eighteen months. Mr. Parsons is entitled to reimbursement for any excise taxes incurred by him on payments made by us to him in connection with a change of control.

Mr. Parsons’ employment agreement restricts him from engaging in any business in the United States that resembles or competes with our company for a period of one year following termination of his employment.

President and Chief Executive Officer. Hugh Panero is employed as our President, Chief Executive Officer and member of the Board of Directors for a term of three years under an employment agreement effective August 6, 2004. Under his employment agreement, Mr. Panero receives a base salary of $550,000 for the first year of the agreement, with increases on each anniversary of the effective date to $600,000 and $650,000 respectively. Mr. Panero’s bonus will be determined by the Board of Directors.

Under Mr. Panero’s employment agreement and pursuant to the XM Satellite Radio Holdings Inc. 1998 Shares Award Plan, on August 6, 2004 we granted to Mr. Panero a 10-year option to purchase 750,000 shares of Class A common stock at an exercise price of $24.43 per share, the closing price of our Class A common stock on the date of the grant. This option vests in equal installments on each of the first, second and third anniversaries of the date of grant, subject to acceleration under certain conditions. In addition, for seven years following the effective date of the employment agreement, Mr. Panero may not sell shares issued upon exercise of this option if the current trading price of our Class A common stock does not represent at least a 10% increase over the exercise price.

In the event of termination of Mr. Panero’s employment without cause or if Mr. Panero resigns for good reason, including a change of control, we will continue to pay Mr. Panero’s base salary and pro-rated leadership bonus and will continue to make available all applicable benefits for two years from the date of termination. We will also pay to Mr. Panero a pro-rated discretionary bonus, based on the percentage of base salary awarded as a discretionary bonus in the previous year, for the portion of the year prior to termination. In addition, all options granted to Mr. Panero would vest immediately and remain exercisable for eighteen months. If we offer to renew Mr. Panero’s employment agreement but his employment nevertheless terminates, all vested options, including those scheduled to vest on August 6, 2007, will remain exercisable for three months but all other non-vested options would be forfeited. If we do not offer to renew Mr. Panero’s employment agreement, all options previously granted will vest immediately and remain exercisable for eighteen months. Mr. Panero is entitled to reimbursement for any excise taxes incurred by him on payments made by us to him in connection with a change of control.

Mr. Panero’s employment agreement restricts him from engaging in any business in the United States that resembles or competes with our company for a period of one year following termination of his employment.

Stock Plans

1998 Shares Award Plan

In 1998, our board of directors adopted a 1998 Shares Award Plan for employees, consultants and non-employee directors. The plan is administered by the board’s compensation committee.

We can grant options, stock appreciation rights, restricted stock, phantom shares or other stock-based awards under the plan. The aggregate number of shares of our Class A common stock with respect to which awards may be granted under the shares award plan is 25,000,000 shares. We may not grant awards of more than 1,000,000 shares of our common stock to any participant in any calendar year. Options granted under the shares award plan may be either incentive or non-incentive stock options within the meaning of the Internal Revenue Code. Each option will be exercisable in whole or in installments, as determined at the time of grant. The term of any option granted may not be more than 10 years from the date of grant. Stock appreciation rights may be granted in tandem with another award, in addition to another award or unrelated to any other award.

Employee Stock Purchase Plan

We have an employee stock purchase plan that provides for the issuance of 1,000,000 shares of Class A common stock.

Talent Option Plan

We have an incentive compensation plan known as the “XM Talent Option Plan” that permits the grant of nonqualified stock options. This plan became effective on May 31, 2000 and a total of 500,000 shares of Class A common stock have been reserved for issuance under this plan.

The purpose of the Talent Option Plan is to promote the success and enhance the value of our company by attracting selective talent in a competitive market where equity-based awards such as stock options have become commonplace. The Talent Option Plan is available to non-employee service providers to our company and is administered by the Talent Option Committee.

Each option will be exercisable in whole or in installments, as determined at the time of grant. The term of any option granted may not be more than 10 years from the date of grant. If we engage in a corporate transaction, which consists of a merger, a consolidation, a dissolution, a liquidation, or a sale of all or substantially all of our assets, then the holder of an outstanding award will have the right immediately prior to the effective date of the transaction to exercise such awards without regard to any installment provision regarding exercisability. All such awards that are not so exercised will be forfeited as of the effective time of the transaction. If we have had a change of control, each participant will be entitled to receive an equivalent award. An equivalent award is defined as a continuation of the awards, an agreement by the person acquiring us to honor or assume the award, or the substitution of a new award with an inherent value at least equivalent to the original award, and on terms at least as beneficial to the participant as is the original award. If it is not possible to grant such an equivalent award, we may grant a cash equivalent, calculated as described in the Talent Option Plan. If the participant’s service with us is terminated by reason of involuntary termination within one year following the change of control, the equivalent award may be exercised in full beginning on the date of such termination.

Stock Option Grants in 2005

There were no stock option grants to any of our named executive officers in 2005.

Stock Option Exercises in 2005

The following table sets forth the number of shares acquired and the value realized upon exercise of stock options during 2005 and the number of shares of Class A common stock subject to exercisable and unexercisable stock options held as of December 31, 2005 by each of the named executive officers. Value at fiscal year end is measured as the difference between the exercise price and the fair market value at close of market on December 30, 2005, which was $27.28.

Aggregate Option Exercises in 2005 and Values at December 31, 2005

	Number of Shares Acquired On Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-the-Money Options December 31, 2005
			Exercisable	Unexercisable	Exercisable	Unexercisable
Gary Parsons	—	$—	1,634,237	583,333	$21,301,471	$3,017,496
Hugh Panero	413,334	8,841,165	1,700,903	566,667	24,207,541	2,841,498
Stephen Cook	78,514	1,596,211	525,181	33,333	8,359,360	175,998
Joseph Euteneuer	—	—	466,667	33,333	8,886,002	175,998
Stelios Patsiokas	103,514	1,873,437	550,181	33,333	8,666,610	175,998

Equity Compensation Plan Information

The following table sets forth aggregate information as of December 31, 2005 with respect to the equity compensation plans approved and not approved by our security holders.

Plan category	Number of securities to be issued upon exercise of outstanding options (a)	Weighted-average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	14,517,762	$17.82	5,142,914
Equity compensation plans not approved by security holders(2)	111,250	13.02	340,000

Total	14,629,012	$17.78	5,482,914

(1)	Consists of the XM Satellite Radio Holdings Inc. 1998 Shares Award Plan and the XM Satellite Radio Holdings Inc. Employee Stock Purchase Plan.
(2)	Consists of the XM Talent Option Plan.

Bonus Compensation Plan

In 2005, we adopted the 2005 XM Radio Bonus Compensation Program. This program applies to all employees eligible for an annual bonus. Under the program, bonuses are based on operating targets in certain categories, including subscriber growth, revenues and control of expenses. Bonuses for 2005 were paid in cash during the first quarter of 2006.

Report of the Compensation Committee of the

Board of Directors of XM Satellite Radio Holdings Inc.

on Executive Compensation

This report, as well as the performance graph on page 24 and the Report of the Audit Committee on page 26, are not soliciting materials, are not deemed filed with the SEC and are not incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in any such filing.

The Compensation Committee is charged with making decisions with respect to the compensation of the Company’s executive officers and administering the Company’s 1998 Shares Award Plan and Employee Stock Purchase Plan. No member of the Compensation Committee is an employee of the Company. The Compensation Committee currently consists of Messrs. Donohue, Mohn and Shaw.

The Compensation Committee of the Board of Directors has prepared the following report on the Company’s policies with respect to the compensation of executive officers for the fiscal year ended December 31, 2005.

Compensation Policies Toward Executive Officers

The compensation policies of the Company are designed to:

(1)	attract, motivate and retain experienced and qualified executives,
(2)	increase the overall performance of the Company,
(3)	increase stockholder value, and
(4)	increase the performance of individual executives.

The Compensation Committee seeks to provide competitive salaries based upon individual performance together with annual cash bonuses awarded based on the Company’s overall performance relative to corporate objectives, taking into account individual contributions, teamwork and performance levels. In addition, it is the policy of the Company to grant equity-based compensation, such as stock options and restricted stock, to executives upon their commencement of employment with the Company and generally periodically thereafter in order to strengthen the alliance of interest between such executives and the Company’s stockholders and to give executives the opportunity to reach the top compensation levels of the competitive market depending on the Company’s performance, as reflected in the market price of the common stock.

The following describes in more specific terms the elements of compensation that implement the Compensation Committee’s compensation policies, with specific reference to compensation reported for 2005.

Base Salaries. Base salaries of executives are initially determined by evaluating the responsibilities of the position, the experience and knowledge of the individual, and the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at peer public companies in the Company’s geographic region. Base salaries for executive officers are reviewed annually by the Compensation Committee based upon, among other things, individual performance and responsibilities.

Annual salary adjustments are recommended by the Chief Executive Officer by evaluating the performance of each executive officer after considering new responsibilities and the previous year’s performance. The Compensation Committee performs the same review of the performance of the Chief Executive Officer. Individual performance ratings take into account such factors as achievement of specific goals that are driven by the Company’s strategic plan and attainment of specific individual objectives. The factors affecting base salary levels are not assigned specific weights but are subject to adjustments by the Compensation Committee.

Bonuses. The Company’s annual bonuses to its executive officers are based on both corporate and individual performance, as measured by reference to factors that reflect objective performance criteria over which management generally has the ability to exert some degree of control. These corporate performance factors consist of subscriber, revenue and earnings targets established in the Company’s annual budget. Bonuses for 2005, which were paid in 2006, were paid in accordance with the 2005 XM Radio Bonus Compensation Program and were based on attainment of operating targets in certain categories, including subscriber growth, revenues and control of expenses. Bonuses under the 2006 XM Radio Bonus Compensation Program also will be based on the attainment of operating targets in certain categories, including subscriber growth, revenues and control of expenses.

Stock Options. A third component of executive officers’ compensation consists of awards under the 1998 Shares Award Plan pursuant to which the Company grants executive officers and other key employees options to purchase shares of Class A common stock or restricted stock.

The Compensation Committee grants stock options and restricted stock to the Company’s executives in order to align their interests with the interests of the stockholders. Stock options and restricted stock are considered by the Compensation Committee to be an effective long-term incentive because the executives’ gains are linked to increases in the value of the Class A common stock, which in turn provides stockholder gains. The Compensation Committee generally grants options and restricted stock to new executive officers and other key employees upon their commencement of employment with the Company and periodically thereafter. The options generally are granted at an exercise price equal to the market price of the Class A common stock at the date of the grant. Options and restricted stock granted to executive officers typically vest over a three-year period following the date of grant. The maximum option term is ten years. The full benefit of the options and restricted stock is realized upon appreciation of the stock price in future periods, thus providing an incentive to create value for the Company’s stockholders through appreciation of stock price. Management of the Company believes that stock options and restricted stock have been helpful in attracting and retaining skilled executive personnel.

Restricted stock grants made to executive officers in 2005 reflect significant individual contributions relating to the Company’s operations and implementation of the Company’s development and growth programs. Newly hired executive officers also receive restricted stock grants at the time of their employment with the Company. During 2005, the Company equity compensation with respect to an aggregate of 2,846,382 shares of Class A common stock to approximately 715 employees in the form of stock options and shares of restricted stock. These grants included 150,000 shares of restricted stock to three of the Company’s five most highly compensated executive officers. The per share option exercise prices of such options granted in 2005 ranged from $26.82 to $36.36.

Chief Executive Officer Compensation

The executive compensation policy described above is applied in setting Mr. Panero’s compensation. Mr. Panero generally participates in the same executive compensation plans and arrangements available to the other senior executives. Accordingly, his compensation also consists of annual base salary, annual bonus, and long-term equity-linked compensation. The Compensation Committee’s general approach in establishing Mr. Panero’s compensation is to be competitive with peer companies, but to have a large percentage of his target compensation based upon the long-term performance of the Company, as reflected in part in the market price of the Class A common stock.

Mr. Panero’s employment agreement with the Company provides for an annual base salary subject to increase by the Board of Directors, and makes him eligible for a leadership bonus of 30% of his annual base salary and a discretionary annual bonus with a target guideline of 100-125% of his base salary. Mr. Panero’s compensation for the year ended December 31, 2005 included $569,903 in base salary and a $600,000 bonus. No equity options or restricted share awards were granted to Mr. Panero in 2005. The increase in Mr. Panero’s salary from the previous year and his bonus payments for 2005 were based on, among other factors, the Company’s performance and the 2005 compensation of chief executive officers of comparable companies, although his compensation was not linked to any particular group of these companies.

Prior to the extension of Mr. Panero’s employment agreement in August 2004, the compensation committee reviewed all components of Mr. Panero’s compensation, including salary, bonus, equity and long-term incentive compensation, accumulated unrealized stock option gains, the dollar value to the executive and cost to the Company of all perquisites and other personal benefits, and the projected payout obligations under several potential severance and change-in-control scenarios. The committee similarly reviewed these components and applied the Company’s bonus policy in awarding Mr. Panero’s bonus for 2005.

Based on this review, the committee finds Mr. Panero’s total compensation (and, in the case of the severance and change-in-control scenarios, the potential payouts) in the aggregate to be reasonable and not excessive.

In connection with the extension of Mr. Panero’s employment agreement in August 2004, the committee considered all components of Mr. Panero’s total compensation and the aggregate amounts and mix of all the components, including accumulated (realized and unrealized) option gains over the course of several meetings. In between meetings, members had additional time to ask for additional information and to raise and discuss further questions.

In the process of reviewing each component of the CEO’s compensation separately and in the aggregate, the committee reviews the relationship between each management level of compensation within the Company (e.g., between the CEO, the Chairman and the CFO and other named executive officers, and then between the CEO and the lower levels of executives). The comparison includes all components of compensation (as previously described), both individually and in the aggregate. The committee believes that Mr. Panero’s compensation relative to other peer companies and to the other members of the management team is reasonable.

Compensation Deductibility Policy

Under Section 162(m) of the Internal Revenue Code, and applicable Treasury regulations, no tax deduction is allowed for annual compensation in excess of $1 million paid to any of the Company’s five most highly compensated executive officers. However, performance-based compensation that has been approved by stockholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the board committee that establishes such goals consists only of “outside directors” as defined for purposes of Section 162(m). The Compensation Committee intends to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m) so long as doing so is compatible with its determinations as to the most appropriate methods and approaches for the design and delivery of compensation to the Company’s executive officers.

Respectfully submitted,

Compensation Committee

Thomas J. Donohue

Jarl Mohn

Jack Shaw

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Messrs. Donohue, Mohn and Shaw. There are no interlock relationships as defined in the applicable SEC rules.

Stockholder Return Performance Graph

The following graph shows the cumulative total stockholder return on the Company’s Class A common stock compared to the Standard & Poor’s 500 Stock Index, the Nasdaq Telecommunications Index, composed of publicly traded companies which are principally in the telecommunications business, and the Nasdaq 100 Stock Index for the periods between December 31, 2000 and December 31, 2005. The Company has included the Nasdaq 100 Stock Index, which represents the largest non-financial companies listed on The NASDAQ Stock Market based on market capitalization, because it was added to this index in December 2004. The graph assumes $100 was invested on December 31, 2000 in (1) the Company’s Class A common stock, (2) the Standard & Poor’s 500 Stock Index, (3) the Nasdaq Telecommunications Index and (4) the Nasdaq 100 Index. Total stockholder return is measured by dividing total dividends, assuming dividend reinvestment, plus share price change for a period by the share price at the beginning of the measurement period.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG XM SATELLITE RADIO HOLDINGS INC., THE S & P 500 INDEX,

THE NASDAQ TELECOMMUNICATIONS INDEX AND THE NASDAQ 100 INDEX

* $100 invested on 12/31/00 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

Stockholder Return Performance Table

	Nasdaq Telecom Index	S&P 500	Nasdaq 100	XMSR Class A Common Stock
December 31, 2000	$100.00	$100.00	$100.00	$100.00
December 31, 2001	51.06	86.96	67.35	114.32
December 31, 2002	23.47	66.64	42.04	16.75
December 31, 2003	39.61	84.22	62.69	163.70
December 31, 2004	42.78	91.79	69.23	234.25
December 31, 2005	39.69	94.55	70.26	169.86

Report of the Audit Committee of the

Board of Directors of XM Satellite Radio Holdings Inc.

This report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in any such filing.

The Audit Committee’s responsibilities are as described in a written charter adopted by the Board. The Audit Committee reviews the financial information that will be provided to shareholders and others, the system of internal controls that management and the Board have established and the audit process. In fulfilling its responsibilities, the Committee, among other things, oversees the independent auditors and confirms their independence, oversees internal accounting and financial staffing, reviews financial statements, earnings releases and accounting matters, and reviews related party transactions. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

The Audit Committee members are currently Nathaniel A. Davis, Eddy W. Hartenstein and Jack Shaw. All members of the Audit Committee are independent directors within the meaning of Nasdaq’s rules and the requirements of the SEC. The Board of Directors determined that all members of the Audit Committee, each an independent director, is an audit committee financial expert under the SEC rules. The Audit Committee members are not professional accountants or auditors, and their role is not intended to duplicate or certify the activities of management and the independent auditors, nor can the Committee certify that the independent auditors are “independent” under applicable rules. The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent auditors on the basis of the information it receives, discussions with management and the independent auditors, and the experience of the Committee’s members in business, financial and accounting matters.

The Committee met 5 times during 2005, and its meetings include separate sessions with the Company’s independent auditors and with the Company’s internal auditors, in each case without the presence of the Company’s management. To fulfill the requirements of the Audit Committee Charter, the Committee plans its meetings according to a detailed agenda that ensures that each of its responsibilities under the charter is met. As part of its oversight of the Company’s financial statements, the Committee reviews and discusses with both management and the Company’s independent auditors all annual financial statements and quarterly operating results prior to their issuance. During 2005, management advised the Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles and reviewed significant accounting and disclosure issues with the Committee. The Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Committee has discussed with the independent auditors the auditors’ independence from the Company and its management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

As part of its responsibility to monitor the Company’s internal controls, during 2005 the Committee received reports at every meeting from management and external consultants to the Company on the progress in meeting the Company’s obligations with regard to documenting and testing its internal controls and resolving any issues that were identified. The Committee also met at every meeting during 2005 with the independent auditors to discuss their views with respect to internal controls and the Company’s progress in meeting its internal control obligations. The Committee reviewed management’s assessment of the effectiveness of the Company’s internal control over financial reporting, which was included in the Company’s Annual Report on SEC Form 10-K for the year ended December 31, 2005, discussed its findings with the full Board, and discussed with the auditors the auditors attestation report concerning this assessment.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in the Company’s Annual Report on SEC Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission. The Committee also recommended to the Board, and the Board has approved, the inclusion of management’s assessment of internal controls and the attestation report of the independent auditors regarding that assessment in the Company’s Annual Report on SEC Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission.

Independent Registered Public Accounting Firm

During the fiscal years ended December 31, 2005 and 2004, the Company’s independent registered public accounting firm, KPMG LLP, billed the Company the following fees:

	Fiscal Year ended December 31,
	2005	2004
Audit Fees	$1,176,000	$1,251,000
Audit-Related Fees(1)	197,000	533,000
Tax Fees(2)	—	—
All Other Fees	87,000	—

Total	$1,460,000	$1,784,000

(1)	Includes fees for securities offerings, SEC registration statements and various related matters.
(2)	Includes fees for compensation and benefits compliance.

All Audit-Related Fees and Tax Fees were approved by the Audit Committee. None of the hours expended on KPMG’s engagement to audit the Company’s financial statements for the fiscal year ended December 31, 2005 were attributed to work performed by persons other than KPMG’s full-time, permanent employees.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to review and pre-approve, either pursuant to the Audit Committee’s pre-approval procedures or through a separate pre-approval by the Audit Committee, any engagement of the Company’s independent public accountants to provide any audit or permissible non-audit service to the Company. Pursuant to the procedures, which are annually reviewed and reassessed by the Audit Committee, a list of specific services within certain categories of services, including audit, audit-related, tax and other services, are specifically pre-approved for the upcoming or current fiscal year. Any service that is not included in the approved list of services must be separately pre-approved by the Audit Committee. The Audit Committee has approved the engagement of the Company’s public accountants from time to time to perform certain limited services in an amount not to exceed $50,000 per engagement, which services may include the issuance of consents relating to the public offering of securities, the review and attestation of management’s calculations pursuant to debt, warrant and contractual covenants and related matters, participation in discussions with management and its advisors in connection with various proposed transactions and reviewing management’s assessment of the appropriate accounting treatment of such transactions, and the review and comment on the Company’s accounting policies. In the event that the independent public accountant’s estimate of fees for any such pre-approved service exceeds $50,000 per engagement, then the specific approval of the Audit Committee is to be obtained.

Representatives of KPMG LLP are expected to be present at the 2006 annual meeting. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

Respectfully submitted,

Audit Committee

Nathaniel A. Davis

Eddy W. Hartenstein

Jack Shaw

RATIFICATION OF THE APPOINTMENT

OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE 2006 FISCAL YEAR

(Proposal 2)

The Audit Committee of the Board of Directors has appointed the firm of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.

Stockholder ratification of Proposal 2 is not required by the Bylaws or otherwise. However, the Board of Directors is submitting Proposal 2 to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify Proposal 2, the Audit Committee will reconsider whether or not to retain KPMG LLP. Even if Proposal 2 is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of our company and stockholders.

Representatives of KPMG LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The affirmative vote of a majority of the voting rights of the shares of Class A common stock and Series C preferred stock present or represented by Proxy at the Annual Meeting, voting together as a single class, is required to approve Proposal 2.

The Board of Directors recommends that the stockholders of XM Satellite Radio Holdings Inc. vote “FOR” Proposal 2.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. Such reporting persons are required by rules of the SEC to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely upon a review of Section 16(a) reports furnished to us for fiscal 2005 or written representations that no other reports were required, we believe that all filing requirements under Section 16 for fiscal 2005 were complied with on a timely basis.

STOCKHOLDER PROPOSALS FOR THE ANNUAL MEETING IN 2007

Any proposal or proposals by a stockholder intended to be included in our proxy statement and form of proxy relating to the 2007 annual meeting of stockholders must be received by us no later than December 26, 2006, pursuant to the proxy solicitation rules of the SEC. Nothing in this paragraph shall be deemed to require us to include in our proxy statement and proxy relating to the 2006 annual meeting of stockholders any stockholder proposal which may be omitted from our proxy materials pursuant to applicable regulations of the SEC in effect at the time such proposal is received. For any proposal that is not submitted for inclusion in next year’s proxy statement but is instead presented directly at the 2007 annual meeting of stockholders, notice of such proposal must be received in writing by our Secretary between 60 and 90 days prior to the annual meeting, except that if less than 70 days’ notice of the date of the annual meeting is given to stockholders or publicly disclosed, notice of such proposal must be received by the Secretary not later than the 10th day following the date that notice of the annual meeting is mailed or publicly disclosed. Failure to provide notice in this manner and within this time period means that such proposal will be considered untimely. Management will be entitled to vote proxies in its discretion with respect to any proposal that is presented at the 2007 annual meeting of stockholders but not included in the proxy statement.

OTHER MATTERS

The Board of Directors does not intend to present to the annual meeting any other matters not referred to above and does not presently know of any matters that may be presented to the meeting by others. If other matters are properly brought before the meeting, the persons named in the enclosed proxy will vote on such matters in their own discretion.

By Order of the Board of Directors

Gary M. Parsons

Chairman of the Board of Directors

Dated: April 25, 2006

PROXY

XM SATELLITE RADIO HOLDINGS INC.

1500 Eckington Place, N.E.

Washington, D.C. 20002

SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints Joseph Titlebaum and Hugh Panero, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of XM Satellite Radio Holdings Inc. held of record by the undersigned on April 14, 2006 at the Annual Meeting of Stockholders to be held on May 26, 2006 and any adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

☒ Please mark votes as in this example

1.	Election of Directors, Nominees:

(01) Gary M. Parsons, (02) Hugh Panero, (03) Nathaniel A. Davis, (04) Thomas J. Donohue, (05) Eddy W. Hartenstein, (06) George W. Haywood, (07) Chester A. Huber, Jr., (08) John Mendel, (09) Jarl Mohn, (10) Jack Shaw, (11) Jeffrey Zients.

FOR ALL NOMINEES	☐	WITHHELD FROM ALL NOMINEES	☐

☐

For	all nominees except those nominees whose number is noted above

	FOR	AGAINST	ABSTAIN
2. Ratify the appointment of KPMG LLP as independent registered public accounting firm.	☐	☐	☐

3. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting.

MARK	HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐

Please sign exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

Signature:	Date:
Signature:	Date: